Exhibit 8.1

Subsidiaries of Registrant

Shenzhen Vande Technology Co., Limited

Guo Gangtong Trading (Shenzhen) Co., Ltd

Xiamen Chunshang Health Technology Co., Ltd.

Mahaotiaodong Information Technology Company

Delimond Limited

Code Beating (Xiamen) Technology Company Limited